                                                                  Exhibit (b)(v)

                             SUNAMERICA EQUITY FUNDS

                         AMENDMENT NO. 4 TO THE BY-LAWS

     The By-Laws of SunAmerica Equity Funds (the "Trust") shall be amended in the following respect:

     1. The following replaces in its entirety Section 7.6 of Article VII of the Trust's By-Laws:

          7.6 Chairman of the Board. The Chairman shall be an Independent Trustee for purposes of the Investment Company Act of 1940, as amended, and shall not be an officer of the Trust under the provisions of Article VII. The duties of such Chairman shall be limited to presiding over all meetings of the Board of Trustees, and may include setting the agenda, determining what information is provided to the Board of Trustees, and such other duties that may be prescribed from time to time by Declaration of Trust or these By-Laws. The duties set forth in this Section shall not be in conflict with the Chairman's role as an Independent Trustee.

     IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of September, 2004.


                                               By:
                                                   -----------------------------
                                                   Joseph P. Kelly
                                                   Secretary
                                                   SunAmerica Equity Funds